EXHIBIT 99.1

Bitstream Inc. Reports Quarterly and Fiscal Year Results for 2007

CAMBRIDGE, MA—(Business Wire)—March 3, 2008—Bitstream Inc. (Nasdaq: BITS) today reported financial results for its fourth quarter and fiscal year ended December 31, 2007.

Bitstream Reports Record Annual Revenue and GAAP and Non-GAAP Net Income in Fiscal Year 2007

In the fiscal year ended December 31, 2007, Bitstream achieved record revenue of $23,618,000, compared to $20,248,000 in fiscal 2006, an increase of $3,370,000 or 17%.

Bitstream’s annual GAAP net income increased 23% to $3,991,000 for the fiscal year ended December 31, 2007, compared to $3,234,000 in fiscal 2006. Bitstream’s annual non-GAAP net income was $4,504,000 for the fiscal year ended December 31, 2007, as compared to $3,091,000 in fiscal 2006.

GAAP diluted earnings per share for fiscal 2007 were $0.36, compared to $0.30 in fiscal 2006. Non-GAAP diluted earnings per share for fiscal 2007 were $0.41, compared to $0.29 in fiscal 2006.

Bitstream Reports Record Revenue in Fourth Quarter

In the quarter ended December 31, 2007, Bitstream achieved record total revenue of $6,283,000, as compared to $5,548,000 of total revenue for the quarter ended December 31, 2006, an increase of $735,000 or 13.2%. The Company’s cash and cash equivalents at December 31, 2007 totaled $16,420,000, an increase of $1,191,000 from $15,229,000 at September 30, 2007 and an increase of $5,878,000 from $10,542,000 at December 31, 2006.

Our GAAP income from operations increased $555,000 or 117% to $1,028,000 for the three months ended December 31, 2007 as compared to $473,000 for the three months ended December 31, 2006, while GAAP net income increased $544,000 or 86% to $1,174,000 or $0.11 per diluted share for the three months ended December 31, 2007 as compared to GAAP net income of $630,000 or $0.06 per diluted share for the three months ended December 31, 2006.

Our Non-GAAP income from operations not including the effect of stock-based compensation expense, increased $560,000 or 94% to $1,156,000 for the three months ended December 31, 2007 as compared to $596,000 for the three months ended December 31, 2006. Non-GAAP net income increased $549,000 or 73% to $1,302,000 or $0.12 per diluted share for the three months ended December 31, 2007 as compared to non-GAAP net income of $753,000 or $0.07 per diluted share for the three months ended December 31, 2006.

A reconciliation of GAAP and non-GAAP results is provided at the end of this press release.

“We achieved our highest level of revenue as compared to any previous quarter, our highest total annual revenue level to date and our highest GAAP income from operations and net income for any year since going public,” said Anna M. Chagnon, President and Chief Executive Officer. “We also exceeded the $23.5 million revenue mark for the first time since becoming a publicly-held company. We continued to improve our operating performance generating GAAP operating income of $1,028,000 for the fourth quarter of 2007, which increased GAAP operating income to

$3,442,000 or 39% for the fiscal year ended December 31, 2007 as compared to fiscal 2006. GAAP net income for the fiscal year ended December 31, 2007 was $3,991,000 or $0.36 per diluted share, an improvement of $0.06 per share as compared to $0.30 per diluted share for fiscal 2006.”

“Based on our strong performance in 2007, we feel that we are again in a position to strive for a record setting year of double digit revenue growth while we increase our investments in infrastructure and sales and marketing personnel across all of our product lines. In particular, we plan to use the profit generated from our business to significantly enhance our resources for our browsing product line as we believe that such investments will increase shareholder value in the long term.”

FOURTH QUARTER 2007 HIGHLIGHTS

December 19, 2007 – Bitstream announced that the U.S. Patent and Trademark Office has awarded the Company a third patent for its ThunderHawk technology. This patent covers the technology that controls how web pages are retrieved and displayed on mobile devices, and is the foundation of the Company’s ThunderHawk product.

December 10, 2007 – Bitstream announced that its Board of Directors authorized the repurchase of up to $2.5 million of the Company’s issued and outstanding common stock.

December 4, 2007 – The Company announced that the Adobe Type Library is available for purchase and download at the MyFonts.com website (www.myfonts.com). These version 2 OpenType fonts bring together state-of-the-art OpenType technology and typographic excellence.

November 14, 2007— The Company announced that WebsitesForPrinters.com has chosen the Company’s Pageflex product line as the new engine behind uDesignIT, a variable data tool to enable a new level of customization for commercial printers

October 23, 2007—Bitstream announced the release of the ThunderHawk mobile browser for the BREW application development platform, as well as updates to the Java Edition.

October 23, 2007—Bitstream announced the release of the QTopia Font Plug-In for Embedded Linux Devices. This high-performance plug-in for the QTopia application platform utilizes Bitstream’s Font Fusion® rendering engine to deliver superior text display capabilities on Linux devices

CONFERENCE CALL REMINDER

Today, March 3, 2008, at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its results for the quarter ended December 31, 2007:

•	Domestic Dial-in number: 1-866-814-1917

•	International Dial-in number: 1-703-639-1361

Call into the conference number 5-10 minutes prior to the start time. An operator will request that you provide your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please contact at Bitstream: (617) 497-6222.

A replay of the conference call will be available through March 13, 2008 (access code): 1206075

•	Domestic Replay number: 1-888-266-2081

•	International Replay number: 1-703-925-2533

Forward Looking Statements Disclosure

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2006.

About Bitstream

Bitstream Inc. (NASDAQ: BITS) is a software development company that makes communications compelling. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include fonts and font technology, browsing technology, and publishing technology. For more information about Bitstream please visit www.bitstream.com.

Bitstream and MyFonts.com are registered trademarks, and Pageflex, the Bitstream logo and ThunderHawk are trademarks, of the Company. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenue:
Software license	$5,040	$4,692	$19,229	$16,910
Services	1,243	856	4,389	3,338

Total revenue	6,283	5,548	23,618	20,248
Cost of revenue:
Software license	1,749	1,602	6,939	6,022
Services	453	428	1,863	1,557

Total cost of revenue	2,202	2,030	8,802	7,579

Gross profit	4,081	3,518	14,816	12,669

Operating expenses:
Marketing and selling	1,012	1,070	3,949	3,442
Research and development	1,225	1,224	4,739	4,397
General and administrative	816	751	2,686	2,344

Total operating expenses	3,053	3,045	11,374	10,183

Operating profit	1,028	473	3,442	2,486
Other income and expense
Legal fee reimbursement	—	—	—	464
Interest income, net	146	113	570	267

Total other income and expense	146	113	570	731

Income before provision for income taxes	1,174	586	4,012	3,217
(Benefit from) provision for income taxes	—	(44)	21	(17)

Net income	$1,174	$630	$3,991	$3,234

Basic net earnings per share	$0.12	$0.07	$0.41	$0.36

Diluted net earnings per share	$0.11	$0.06	$0.36	$0.30

Basic weighted average shares outstanding	10,027	9,271	9,824	9,052

Diluted weighted average shares outstanding	10,904	10,921	10,975	10,660

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

(unaudited)

ASSETS	December 31, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$16,420	$10,542
Accounts receivable, net	2,245	2,349
Prepaid expenses and other current assets	465	460

Total current assets	19,130	13,351

Property and equipment, net	569	402

Other assets:
Restricted cash	150	150
Goodwill	727	727
Intangible assets	67	87

Total other assets	944	964

Total assets	$20,643	$14,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,137	$887
Accrued expenses	1,759	1,680
Deferred revenue	1,720	1,425

Total current liabilities	4,616	3,992

Long-term liabilities	40	99

Total liabilities	4,656	4,091

Total stockholders’ equity	15,987	10,626

Total liabilities and stockholders’ equity	$20,643	$14,717

Bitstream Inc.

Non-GAAP Results

(In Thousands, Except Per Share Data)

(unaudited)

The following table shows Bitstream’s non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
GAAP operating income	$1,028	$473	$3,442	$2,486
SFAS 123R stock-based compensation	128	123	513	321

Non-GAAP operating income	$1,156	$596	$3,955	$2,807

GAAP net income	$1,174	$630	$3,991	$3,234
Legal fee reimbursement	—	—	—	(464)
SFAS 123R stock-based compensation	128	123	513	321

Non-GAAP net income	$1,302	$753	$4,504	$3,091

Diluted net income per share:
GAAP net income	$0.11	$0.06	$0.36	$0.30
Legal fee reimbursement	—	—	—	(0.04)
SFAS 123R stock-based compensation	0.01	0.01	0.05	0.03

Non-GAAP net income	$0.12	$0.07	$0.41	$0.29

Shares used computing diluted net income per share	10,904	10,921	10,975	10,660

Contact:

Anna M. Chagnon, President and Chief Executive Officer

Bitstream Inc.

(617) 520-8619

achagnon@bitstream.com

or

James P. Dore, Vice President and Chief Financial Officer

Bitstream Inc.

(617) 520-8377

jdore@bitstream.com